Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

American Express Travel Related Services Company, Inc.

American Express Issuance Trust II

Reporting Period January 1, 2015 to December 31, 2015

The undersigned, a duly authorized representative of American Express Travel Related Services Company, Inc. (“TRS”), as Servicer pursuant to the American Express Issuance Trust II (the “Trust”) Amended and Restated Servicing Agreement, dated as of March 12, 2013 (as so amended and restated and as otherwise amended from time to time, the “Agreement”),among American Express Receivables Financing Corporation VIII LLC, as transferor, TRS, as servicer (in such capacity, the “Servicer”), and The Bank of New York Mellon, as indenture trustee (the “Trustee”), does hereby certify that:

1. TRS is Servicer under the Agreement.

2. The undersigned is duly authorized as required pursuant to the Agreement to execute and deliver this Certificate.

3. A review of the Servicer’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.

4. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 28th day of March, 2016

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:	/s/ J J Anand
Name:	J J Anand
Title:	Vice President